Exhibit 99.1



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                      PRESS RELEASE - FOR IMMEDIATE RELEASE

                  INYX REPORTS THIRD-QUARTER OPERATING RESULTS;
          COMPANY EXPECTS REVENUE GROWTH AND OPERATING PROFIT IN FOURTH
                 QUARTER, WITH INCREASING PROFITABILITY IN 2004

MIAMI - November 13, 2003 - Inyx, Inc. (OTC BB: IYXI), a specialized pharmaceutical company with expertise in niche aerosol technologies, announced today operating results for the third quarter of 2003.

For the three months and year-to-date ended September 30, 2003 revenues, were $3.1 million and $8.1 million, respectively. The Company had a net loss of $1.5 million and $3 million for the respective periods due to a number of significant one-time, non-recurring costs totaling approximately $1.5 million that were incurred by its reverse acquisition of Inyx Pharma and becoming a public company. The reverse acquisition was completed on April 28, 2003, which represents the commencement date for the reporting of Inyx's operating results.

Dr. Jack Kachkar, chairman of Inyx, said, "Our revenues, based on new multi-year sales contracts recently received, are presently at an approximate $2 million monthly revenue run-rate. We expect our fourth-quarter revenues to reach approximately $5 million and to be profitable at our operating level by year-end. As we undertake more new customer contracts and purchase orders, we will continue to see our revenues increasing by year-end."

"Presently, the Company's manufacturing facility is operating at approximately 35 percent capacity utilization. As we enhance the utilization of our manufacturing capacity through this increased business, we will see our profit margins materially increase. Based on our present revenue run-rate, and current customer-order and product-approval schedules, we expect our sales revenues in 2004 to total in excess of $23 million and to achieve net income of at least $2 million. These expectations for 2004 do not include the development of Inyx's own products in conjunction with some of our key strategic clients", he further stated.

"Next year, we will also see the next phase of Inyx's evolution, which is to leverage our company's aerosol drug delivery technology to develop our own proprietary products. We plan to start marketing our own products in the fourth quarter of 2004. We already have strategic relationships in place with key clients for business-development support, and we intend to use their pharmaceutical sales forces to market Inyx proprietary products in the dermatology, respiratory and allergy markets," explained Dr. Kachkar.

At the end of October 2003, Inyx closed on two financings providing the company with approximately $6.7 million in final net proceeds for its ongoing growth, including approximately $2 million targeted to fund its product development expenditures. "The financings were led by several sophisticated institutional investors, and we are pleased to have their support," said the Company chairman.

About Inyx
Inyx, Inc. is a developer and manufacturer of specialized drug delivery pharmaceutical products. The company's operations are conducted through its subsidiary, INyX Pharma Limited, with a focus on niche products and technologies for the treatment of respiratory, allergy, dermatological and topical conditions. INyX Pharma's client base comprises blue-chip ethical pharmaceutical

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companies,   branded  generic  firms  and  biotechnology   groups.  INyX  Pharma
manufactures for a majority of global markets including North America, Europe, Latin America and the Middle East. Inyx, Inc. is headquartered in Miami, Florida, with INyX Pharma's R&D and production facilities in Runcorn, near Manchester, England.


Safe Harbor
Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.


Contact :  Duncan Capital LLC - Jay M. Green
           212-581-5150

           Strategic Growth - Richard Cooper, Jennifer Zimmons
           212-838-1444